 Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
October 26, 2011

Company Contact:
Anthony Dombrowik
(509) 568-7800

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc.

Reports Third Quarter 2011 Results

Spokane, WA, October 26, 2011 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the third quarter and nine months ended September 30, 2011.

Overview

•	Year-to-date net income of $10.8 million, or $0.60 per diluted share, compared to $14.8 million, or $0.77 per diluted share, in the same period last year.

•	Gross revenue, from all sources including non-directly delivered programs, for the nine months ended September 30, 2011 of $150.2 million compared to $152.0 in the prior year period.

•	Year-to-date reported total revenue of $64.5 million compared to $71.3 million in the same period last year.

•	Year-to-date gross margin of 38.0 percent compared to 40.6 percent in the same period last year.

•	Maintained strong balance sheet and liquidity position; Cash and cash equivalents and available-for-sale securities balance of $52.6 million and no debt outstanding.

•	Repurchased approximately 216,000 shares of common stock for $1.5 million during the third quarter and paid quarterly dividend of $0.06 per share.

•	Enrolled revenue for 2012 programs is down 14 percent year-over-year; enrolled revenue for the core Student Ambassadors Programs is down 13 percent year-over-year.

Financial Highlights
(in thousands except percent and per share data)
	UNAUDITED
	Quarter ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Gross revenue, all travel programs	$60,318	$65,105	$147,354	$149,831
Internet content and advertising revenue	$934	$638	$2,851	$2,153
Gross margin, all travel programs	$22,461	$25,111	$54,697	$59,915
Gross margin, internet content and advertising	$790	$524	$2,445	$1,822
Gross margin percentage	38.0%	39.0%	38.0%	40.6%
Operating expense	$15,796	$15,682	$43,833	$41,171
Net income before special items	$6,466	$7,460	$11,929	$15,462
Net income	$6,052	$7,142	$10,754	$14,836
Income per diluted share	$0.34	$0.37	$0.60	$0.77

Commenting on the Company’s results, Jeff Thomas, Ambassador Group’s President and Chief Executive Officer, said, “We completed the peak 2011 summer travel season and it was consistent  with our tempered outlook.  So far this year, we have traveled 23,437 delegates.  This is a 7 percent decline versus last year, which reflects the reduction in travelers on our non-core programs we expected.  However, we saw a 4 percent year-over-year increase in delegates traveled on our flagship Student Ambassadors Programs.  We are pleased that our core product fared better, but we are certainly disappointed with both the current year performance and the early indicators for the 2012 campaign.”

Thomas continued, “While feedback for our Student Ambassadors Program remains positive underscored by continued strong Net Promoter scores, we believe sustained economic uncertainty and continued sluggish consumer confidence weighs on many families’ decision to send their child abroad.  Looking to the 2012 travel season for our core product, we have 16,239 delegates enrolled as of October 23, 2011, a decrease of 13 percent compared to the same time last year.  At the time we launched our primary campaign,  we faced a confluence of negative factors including extreme stock market volatility, headlines associated with future economic uncertainty and additional negative consumer data. We believe these factors negatively influenced consumer psychology at a critical point in time for our marketing efforts.  In response, we are implementing additional marketing activities to increase travelers for 2012.  This includes a winter campaign push incorporating alternative marketing channels particularly in the digital domain.  We also have  various initiatives focused on  staying engaged with delegate families to increase their probability of conversion.  At the same time, and consistent with a disciplined spending approach, we will be making necessary adjustments to our corporate operating budgets to both offset these additional marketing costs and align our infrastructure with expected revenue levels for 2012.”

Thomas concluded, “This news curbs our expectations for 2012. However, we continue to maintain a strong balance sheet with no outstanding debt.  This  provides us the financial flexibility to navigate the current environment and support the Company through what will now be a longer recovery period than we had initially envisioned. In the meantime, we remain committed to returning capital to our shareholders.”

Third Quarter 2011 Results

During the third quarter of 2011, total revenue of $26.7 million declined 11 percent compared to $29.9 million during the prior year quarter.  The Company traveled 9,855 delegates, an 11 percent decrease compared to 11,025 during the prior year quarter taking into account a modest increase in delegates traveling on the core Student Ambassadors Programs.  The decrease in delegates traveled and resulting travel-related revenue more than offset the 46 percent increase in internet content and advertising revenue related to BookRags, the Company’s internet research business. Net income for the third quarter of 2011 was $6.1 million, or $0.34 per diluted share, compared to net income of $7.1 million, or $0.37 per diluted share, in the prior year period.

Gross margin for the quarter was $23.3 million, down from $25.6 million in the third quarter of 2010 primarily related to the aforementioned revenue decline.  Gross margin percentage decreased to 38 percent from 39 percent in the prior year period due to change in product destination mix and increased air travel costs across all international programs.  Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

Third quarter 2011 operating expenses of $15.8 million were in-line with the prior year period.

Nine Months Ended September 30, 2011 Results

During the nine months ended September 30, 2011, total revenue of $64.5 million declined 10 percent compared to $71.3 million in the same period last year.  The Company traveled 23,437 delegates, a 7 percent decrease compared to 25,224 delegates in the same period last year.  This decrease and resulting travel-related revenue more than offset the 32 percent increase in internet content and advertising revenue related to BookRags.  Net income for the nine months ended September 30, 2011 was $10.8 million, or $0.60 per diluted share, compared to net income of $14.8 million, or $0.77 per diluted share, in the prior year period.

Gross margin for the nine months ended September 30, 2011 was $57.1 million, down from $61.7 million in the same period last year.  Gross margin percentage decreased to 38.0 percent from 40.6 percent in the same period last year primarily due to a change in product destination mix and higher land and air travel costs across all international programs.

Total operating expenses for the nine months ended September 30, 2011 increased 6 percent compared to the same period last year, primarily due to higher legal expenses and incremental costs associated with retention and marketing initiatives.

Balance Sheet and Liquidity

Total assets at September 30, 2011 were $108.9 million, including $52.6 million in cash, cash equivalents and short-term available-for-sale securities. Long-lived assets totaled $40.6 million reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building.  Total liabilities were $22.9 million, including $9.0 million in participant deposits for future travel.  The Company has no debt outstanding.  Deployable cash at September 30, 2011 was $46.1 million.

The Company paid a quarterly dividend of $0.06 per share on September 8, 2011.  In addition, during the third quarter of 2011, the Company repurchased approximately 216,000 shares for approximately $1.5 million including brokerage fees.  At September 30, 2011,  the Company had 17,495,344 shares of common stock issued and outstanding.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands):

	UNAUDITED
	Nine months ended September 30,
	2011	2010
Cash flow from operations	$(14,685)	$8,896
Purchases of property, equipment and intangibles	(2,893)	(4,259)
Free cash flow	(17,578)	4,637

Net sale (purchase) of available-for-sale securities	26,447	(1,601)
Dividend payments to shareholders	(3,203)	(3,452)
Repurchase of common stock	(7,590)	(4,830)
Other cash flows, net	303	809
Net change in cash and cash equivalents	$(1,621)	$(4,437)

The change in cash flow from operations between periods, and in turn free cash flow, was driven primarily by an increase in prepaid program costs and expenses in an effort to reduce risks associated with rising air travel costs, a decline in participant deposits due to the decline in enrollments for future travel periods and lower net income year-over-year.

Deployable cash and free cash flow are non-GAAP measures defined in the attached schedules.

Outlook for Full Year 2011

Based on current visibility for the balance of the year, the Company is adjusting its previously provided guidance as follows:

•	Consolidated gross revenues for all programs and operations to be down 4 percent to 5 percent compared to 2010;
•	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 38.0 percent to 39.0 percent; and
•	Net income before any special items of between $4.0 million and $5.0 million.

Special items for the quarter and year-to-date currently include legal costs associated with the class action law suit and ongoing SEC inquiry and the impact of de-designation of foreign currency positions.  A table outlining those special items is included at the end of this release.

Outlook for 2012

As of October 23, 2011, enrolled revenue for 2012 travel programs was $116.7 million, down 14 percent from the same point last year, based on enrolled travelers of 18,029 compared to 21,346.  These results reflect the expected decline in enrollments in the Citizen and Leadership Ambassadors Programs as the Company uses 2012 as a transition year to reposition these programs.  Enrolled revenue for the Company’s core product, Student Ambassadors, is down 13 percent to $111.8 million compared to $128.3 million at the same date last year.

Enrolled revenue consists of estimated gross receipts to be recognized, in the future, upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

Conference Call and Webcast Information

The Company will host a conference call to discuss third quarter 2011 results of operations on Thursday, October 27, 2011, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed by dialing 888-297-0353 or 719-325-2271 (international) and providing the pass code: 8334223.  Approximately 24 hours following the call, a webcast will be available through January 20, 2012 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through November 1, 2011 and can be accessed by dialing 888-203-1112 and providing the pass code: 8334223.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 11, 2011, and its proxy statement filed April 12, 2011.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended September 30,
	2011	2010	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$20,673	$21,991	$(1,318)	-6%
Gross revenue, directly delivered programs (2)	5,135	7,307	(2,172)	-30%
Internet content and advertising revenue	934	638	296	46%
Total revenue	26,742	29,936	(3,194)	-11%
Cost of sales, directly delivered programs (2)	3,347	4,187	(840)	-20%
Cost of sales, internet content and advertising	144	114	30	26%
Gross margin (3)	23,251	25,635	(2,384)	-9%

Operating expenses:
Selling and marketing	11,872	11,811	61	1%
General and administration	3,924	3,871	53	1%
Total operating expenses	15,796	15,682	114	1%

Operating income	7,455	9,953	(2,498)	-25%

Other income (expense)
Interest and dividend income	339	362	(23)	-6%
Foreign currency expense and other	(15)	15	(30)	-200%
Total other income	324	377	(53)	-14%
Income before income tax provision	7,779	10,330	(2,551)	-25%
Income tax provision	(1,727)	(3,188)	1,461	-46%
Net income	$6,052	$7,142	$(1,090)	-15%

Weighted average shares outstanding – basic	17,611	18,979	(1,368)	-7%
Weighted average shares outstanding – diluted	17,693	19,185	(1,492)	-8%

Net income per share — basic	$0.34	$0.38	$(0.04)	-11%
Net income per share — diluted	$0.34	$0.37	$(0.03)	-8%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended September 30,
	2011	2010	% Change
Gross revenue	$55,183	$57,798	-5%
Cost of sales	34,510	35,807	-4%
Net revenue	$20,673	$21,991	-6%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Nine months ended September 30,
	2011	2010	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$51,253	$53,227	$(1,974)	-4%
Gross revenue, directly delivered programs (2)	10,357	15,956	(5,599)	-35%
Internet content and advertising revenue	2,851	2,153	698	32%
Total revenue	64,461	71,336	(6,875)	-10%
Cost of sales, directly delivered programs (2)	6,913	9,268	(2,355)	-25%
Cost of sales, internet content and advertising	406	331	75	23%
Gross margin (3)	57,142	61,737	(4,595)	-7%

Operating expenses:
Selling and marketing	31,406	30,194	1,212	4%
General and administration	12,427	10,977	1,450	13%
Total operating expenses	43,833	41,171	2,662	6%

Operating income	13,309	20,566	(7,257)	-35%

Other income (expense)
Interest and dividend income	1,090	1,236	(146)	-12%
Foreign currency expense and other	156	1	155	15500%
Total other income	1,246	1,237	9	1%
Income before income tax provision	14,555	21,803	(7,248)	-33%
Income tax provision	(3,801)	(6,967)	3,166	-45%
Net income	$10,754	$14,836	$(4,082)	-28%

Weighted average shares outstanding – basic	17,750	19,069	(1,319)	-7%
Weighted average shares outstanding – diluted	17,896	19,294	(1,398)	-7%

Net income per share — basic	$0.61	$0.78	$(0.17)	-22%
Net income per share — diluted	$0.60	$0.77	$(0.17)	-22%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended September 30,
	2011	2010	% Change
Gross revenue	$136,997	$133,875	2%
Cost of sales	85,744	80,648	6%
Net revenue	$51,253	$53,227	-4%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED		AUDITED
	September 30,		December 31,
	2011	2010	2010
Assets
Current assets:
Cash and cash equivalents	$5,217	$3,219	$6,838
Available-for-sale securities	47,398	74,615	72,540
Foreign currency exchange contracts	-	1,340	1,864
Prepaid program cost and expenses	13,946	6,053	3,230
Accounts receivable	1,140	956	1,976
Deferred tax asset	597	-	-
Total current assets	68,298	86,183	86,448
Property and equipment, net	26,652	28,912	27,625
Available-for-sale securities	703	1,263	1,250
Intangibles	3,398	3,253	3,367
Goodwill	9,781	9,781	9,781
Other long-term assets	85	110	85
Total assets	$108,917	$129,502	$128,556

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$11,375	$11,556	$5,954
Participants’ deposits	9,014	15,219	34,436
Foreign currency exchange contracts	1,225	-	-
Deferred tax liability	-	109	668
Other liabilities	105	114	107
Total current liabilities	21,719	26,998	41,165
Deferred tax liability	1,177	54	1,353
Total liabilities	22,896	27,052	42,518
Stockholders’ equity	86,021	102,450	86,038
Total liabilities and stockholders’ equity	$108,917	$129,502	$128,556

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	UNAUDITED
	September 30,
	2011	2010
Cash flows from operating activities:
Net income	$10,754	$14,836
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,573	3,500
Stock-based compensation	1,294	1,551
Deferred income tax benefit	(619)	(321)
Loss on disposition of property and equipment	123	419
Excess tax benefit from stock-based compensation	(27)	(77)
Change in assets and liabilities:
Accounts receivable and other assets	836	1,064
Prepaid program costs and expenses	(10,716)	(2,878)
Accounts payable, accrued expenses, and other current liabilities	5,519	6,721
Participants’ deposits	(25,422)	(15,919)
Net cash provided (used) by operating activities	(14,685)	8,896

Cash flows from investing activities:
Purchase of available for sale securities	(48,674)	(52,961)
Proceeds from sale of available-for-sale securities	75,121	51,360
Purchase and construction of property and equipment	(2,536)	(3,534)
Proceeds from sale of property and equipment	49	75
Purchase of intangibles	(357)	(725)
Net cash provided (used) in investing activities	23,603	(5,785)

Cash flows from financing activities:
Repurchase of Common Stock	(7,590)	(4,830)
Dividend payment to shareholders	(3,203)	(3,452)
Proceeds from exercise of stock options	227	657
Excess tax benefit from stock-based compensation	27	77
Net cash used in financing activities	(10,539)	(7,548)

Net decrease in cash and cash equivalents	(1,621)	(4,437)
Cash and cash equivalents, beginning of period	6,838	7,656
Cash and cash equivalents, end of period	$5,217	$3,219

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash as September 30, 2011 and 2010 and December 31, 2010 (in thousands):
	UNAUDITED
	September 30,		December 31,
	2011	2010	2010
Cash, cash equivalents and short-term available-for-sale securities	$52,615	$77,834	$79,378
Prepaid program cost and expenses	13,946	6,053	3,230
Less: Participants’ deposits	(9,014)	(15,219)	(34,436)
Less: Accounts payable / accruals / other liabilities	(11,480)	(11,670)	(6,061)
Deployable cash	$46,067	$56,998	$42,111

Special Items

The Company impaired assets and incurred losses on the sale of equipment primarily related to its print facility and moving those activities to an outsourced vendor. Also, the Company recognized a foreign currency gain from de-designating Japanese Yen contracts.

Lastly, as previously disclosed, the Company was party to a shareholder class action suit and is party to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q available on the Company’s website www.ambassadorsgroup.com or at the SEC website www.sec.gov.

As a result of these events, the operations as presented in the accompanying financial statements for the nine months ended September 30, 2011 and 2010 do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Income		EPS
	Three months ended September 30,		Three months ended September 30,
	2011	2010	2011	2010
Amount before special items	$6,466	$7,460	$0.36	$0.39
Asset impairments and loss on sale	(56)	(146)	-	(0.01)
Legal fees – class action and SEC, net	(476)	(314)	(0.03)	(0.02)
Tax impact	118	142	0.01	0.01
Amount per consolidated statement of operations	$6,052	$7,142	$0.34	$0.37

	UNAUDITED
	Net Income		EPS
	Nine months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Amount before special items	$11,929	$15,462	$0.67	$0.80
Asset impairments and loss on sale	(122)	(389)	(0.01)	(0.02)
Foreign currency de-designation gain	183	-	0.01	-
Legal fees – class action and SEC, net	(1,651)	(531)	(0.09)	(0.03)
Tax impact	415	294	0.02	0.02
Amount per consolidated statement of operations	$10,754	$14,836	$0.60	$0.77